EMPLOYMENT AGREEMENT

         AGREEMENT dated as of March 17, 1997 between CIDCO Incorporated, a Delaware corporation (the "Company"), and Daniel L. Eilers (the "Employee").

          WHEREAS, the Employee has been hired as a key employee of the Company; and

         WHEREAS, the Company is engaged in a highly technical and competitive business.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.  Employment and Term.

         The Company hereby agrees to employ the Employee during the period commencing as of the date hereof and continuing until his employment is terminated pursuant to the terms hereof, to serve as the Company's President and Chief Executive Officer, officed at the Company's headquarters in Morgan Hill, California, to perform such duties as are consistent with the usual duties of an officer of this status and to report to the Company's Board of Directors. The Employee hereby accepts such employment and agrees to devote his full business time exclusively to the faithful and diligent performance of the duties provided herein (it being understood and agreed by the parties that the Employee may, however, devote such time as is reasonably necessary, in a manner that does not interfere with the performance of his duties hereunder, to transitional matters for his previous employer NAT Systems and to acting as a member of the Board of Directors of SPL World Group) and agrees in connection with the performance of such duties to act in a manner consistent with the primary objective of building long-term shareholder value of the Company.

2.  Compensation.

         (a) Salary. The Company shall compensate the Employee with a base salary of at least $375,000 per annum (representing the annualized rate of the Employee's base salary during the remainder of 1997), subject to annual review by the Compensation Committee of the Board.

         (b) Benefits. The Employee shall be entitled to participate in such pension plans, 401(k) plans, group health, accident or life insurance plans, group medical and hospitalization plans, stock option plans, stock purchase plans and other similar benefits, as may hereafter be available to the executives of the Company. It is understood that, except as set forth herein, the Company does not by reason of this Agreement obligate itself to make such benefits available to its employees.

         (c) Expenses. The Company shall pay or reimburse the Employee for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder including, without limitation, expenses for traveling, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof prepared in compliance with such rules relating thereto as the Board may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

         (d) Vacations. During each year of employment (including the current year ending December 31, 1997), the Employee shall be entitled to paid vacations for an aggregate of the greater of (A) two weeks, or (B) such period as may be provided from time to time in the Company's vacation policy. The Company shall not pay the Employee any additional compensation for any vacation time not used by the Employee.

         (e)Bonuses. In addition to the Employee's base salary, for the calendar year ending December 31, 1997 the Employee shall (if he remains employed by the Company on December 31, 1997) be entitled to receive a minimum bonus of $98,960 payable at such time in 1998 as other employee bonuses for calendar year 1997 are paid by the Company (but in no event later than February 15, 1998). For subsequent calendar years, the Employee will receive bonuses in such amounts, at such times and upon such terms as the Compensation Committee of the Board may in its sole discretion determine and award, provided, however, that the Executive's "Target Award" under the Company's Annual Executive Incentive Plan shall not be less than $125,000.

         (f)Stock Option. Pursuant to a Stock Option Agreement in the form attached hereto as Exhibit A, the Company shall grant the Employee an option (the "Stock Option") to purchase 600,000 shares of the Company's common stock, par value $.01 per share, at an exercise price of $14.25 per share. Such Stock Option is to be a non-statutory stock option which is not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. The Stock Option shall vest in 60 equal monthly installments beginning with the installment vesting on April 1, 1997. 3. Termination.

         (a)Employee's employment shall be terminated upon the occurrence of any of the following events: (i) upon the death of the Employee; (ii) upon the Permanent Disability (as such term is defined in Section 3(d) hereof) of the Employee; (iii) upon written notice of termination of employment by the Company for Cause or without Cause (as defined in Section 3(c) hereof); or (iv) upon written notice of termination of employment by the Employee for Good Reason or without Good Reason (as defined in Section 3(e) hereof).

         (b)In the event that the Employee's employment with the Company is terminated by the Company without Cause or as a result of Permanent Disability or is terminated by the Employee for Good Reason, then the Employee shall, within 30 days following the employment termination date, receive a lump sum cash severance payment equal to one year of his then current base salary, Target Award bonus amount and benefits value (which shall be a minimum cash payment of $500,000 plus 12 months of benefits value) and the period for vesting and exercisability of the Stock Option referenced herein shall be extended for one additional year from the employment termination date

         (c)For purposes hereof, "Cause" shall mean any of the following: (i) the intentional failure, neglect or refusal of the Employee to substantially fulfill his material duties as an employee; (ii) a material breach of any fiduciary duty or other material dishonesty by the Employee with respect to the Company or any affiliate thereof; or (iii) the conviction of the Employee for a felony or crime involving moral turpitude.

         (d)For purposes hereof, "Permanent Disability" shall mean the total incapacitation of the Employee so as to preclude performance of the duties of his employment hereunder for an aggregate period of four months in any twelve month period.

         (e)For purposes hereof, "Good Reason" shall exist if the Company (or any successor resulting from a change of control of the Company) shall: (i) be in breach of or default under any material provision of this Agreement and not substantially cure such breach within 30 days of receiving notice of such breach from the Employee; (ii) change the principal work location of the Employee to a location which increases the Employee's one-way commute from his house in Los Altos Hills, California without the consent of the Employee, which consent may be withheld by the Employee for any reason; (iii) materially change the duties of the Employee without the Employee's consent, which consent may be withheld by the Employee for any reason; (iv) reduce the Employee's compensation in any way without the Employee's consent, which consent may be withheld by the Employee for any reason; or (v) become insolvent or bankrupt or file a voluntary or involuntary petition in bankruptcy or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver.

         (f)If any Change in Control Benefit (as hereinafter defined) payable to the Employee (a "Benefit Payment") is or will be subject to the excise tax imposed with respect to "excess parachute payments" under section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Benefit Payment. The Gross-Up Payment shall be payable to the Employee in accordance with the following provisions:

                  (i)Whenever the Employee becomes entitled to receive any Benefit Payment, the Company's independent auditors as designated by the Company's Board of Directors prior to the occurrence of the change in control giving rise to such Benefit Payment (the "Accounting Firm") shall determine (i) whether such Benefit Payment is or will be subject to Excise Tax; (ii) whether any Benefit Payments previously made to the Employee ("Prior Benefit Payments") are or will be subject to Excise Tax in an amount exceeding the amount taken into account in calculating the Gross-Up Payment, if any, that was made to the Employee in respect of such prior Benefit Payments; (iii) the amount of the Excise Tax payable by the Employee with respect to such Benefit Payment and all Prior Benefit Payments; and (iv) the amount of the Gross-Up Payment payable to the Employee hereunder with respect to such Benefit Payment and all Prior Benefit Payments, less the amount of any Gross-Up Payment previously made to the Employee.

                  (ii) If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to such Benefit Payment and all Prior Benefit Payments, the Accounting Firm shall furnish the Employee and the Company with a written statement certifying that the Accounting Firm has determined that no Excise Tax is payable, setting forth the reasons for its determination, and stating that the Employee has substantial authority not to report any Excise Tax on his federal income tax return.

                  (iii) If the Accounting Firm determines that a Gross-Up Payment is payable to the Employee, it shall furnish the Employee and the Company with a written statement of its determination, and all accompanying calculations and other material supporting its determination. The amount of the Gross-Up Payment so determined by the Accounting Firm to be payable to the Employee shall be paid to the Employee as soon as practicable after the Accounting Firm's determination has been furnished to the Employee and the Company.

                  (iv) If in connection with any audit of the Employee's federal income tax returns it is determined that the Employee is liable for Excise Tax with respect to any Benefit Payments in an amount in excess of the amount taken into account in any determination previously made by the Accounting Firm under subparagraph (f)(i), the Employee may, by written notice to the Company, request that a Gross-Up Payment be made to the Employee with respect to such additional Excise Tax amount. Promptly after receipt of such notice, the Company shall cause the Accounting Firm to review the Employee's request and to determine the amount, if any, of the Gross-Up Payment to which the Employee is entitled with respect to such additional Excise Tax amount. The Employee shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request to enable it to make a determination as to the Employee's request. The Accounting Firm shall furnish the Employee and the Company with a written statement of its determination as to the Employee's request, and all accompanying calculations and other material supporting its determination. The Gross-Up Payment, if any, determined by the Accounting Firm to be payable to the Employee shall be paid to the Employee as soon as practicable after the Accounting Firm has made its determination.

                  (g) For purposes hereof the following terms shall have the following meanings:

                  (i) "Change in Control Benefit" means any payment or other benefit that the Employee may be entitled to receive under any Change in Control Plan upon a change in control (as defined in such Plan) or upon the Employee's involuntary termination (as defined in such Plan) following such change in control; and

                  (ii) "Change in Control Plan" means any plan, program, policy, or agreement (including, without limitation, this Agreement and the Non-Qualified Stock Option Agreement issued to the Employee on March 12, 1997) or resolution of the Board of Directors of the Company under which a Change in Control Benefit may be provided to the Employee

4.  Noncompetition and Nonintervention.

         (a) While in the employ of the Company, the Employee agrees to devote substantially all of his work time, attention and energies to the performance of the business of the Company and the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties as an employee of the Company, or which, even if noninterfering, may be contrary to the best interests of the Company.

         (b) For a period of one year after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause), the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization, engage in any business activity which is directly or indirectly in competition with the products or services being developed, manufactured, marketed, provided or sold by the Company or which is directly or indirectly detrimental to the business of the Company. For a period of one year after the termination or cessation of the Employee's employment with the Company for any reason (including termination of employment by the Company without Cause) the Employee shall not, directly or indirectly, alone or as a member of any partnership or other business organization, or as a partner, officer, director, employee, stockholder, consultant or agent of any corporation, partnership or business organization (i) request or cause any customer of the Company to cancel or terminate any business relationship with the Company, or (ii) solicit or otherwise cause any employee of the Company to terminate such employee's relationship with the Company. For the purposes of this Section 4(b), a business shall be deemed to be in competition with the Company only if the products or services of such business are substantially similar in function or capability to the products or services then being developed, manufactured, marketed, provided or sold by the Company, and are marketed to substantially the same type of user as that to which the products and services of the Company are marketed or proposed to be marketed.

5.  Confidential Information.

         (a) The Employee will not at any time, whether during or after the termination or cessation of his employment, reveal to any person, association or company any of the trade secrets or confidential information concerning the organization, business or finances of the Company so far as they have come or may come to his knowledge, except as may be required in the ordinary course of performing his duties as an employee of the Company or except as may be in the public domain through no fault of the Employee, and the Employee shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

         (b) The Employee agrees that during his employment he shall not make, use or permit to be used any notes, memoranda, drawings, specifications, programs, data or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Employee shall not, after the termination or cessation of his employment, use or permit to be used any such notes, memoranda, drawings, specifications, programs, data or other materials, it being agreed that any of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination or cessation of his employment the Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

6.  Patent and Copyright Assignment.

         The Employee agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions and Works in the Field (as hereinafter defined), together with all United States and foreign rights with respect thereto, and at the Company's expenses to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on such Inventions and Works, and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments, that may be necessary or proper to vest all such Inventions and Works in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any said patent applications or patents or copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions and Works" shall include any discovery, process, design, development, improvement, application, technique, program or invention, whether practice or not, conceived or made by the Employee, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours), on or after July 15, 1996 while in the employ of the Company, provided, however, that no discovery, process, design, development, improvement, application, technique, program or invention reduced to practice or conceived by the Employee off the Company's premises and after normal working hours shall be deemed to be included in the term "Inventions and Works" unless directly or indirectly related to the business then being conducted by the Company or any business which the Company is then actively exploring (collectively, the "Field").

7.  Binding Effect.

         This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Company's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Company or any business to which all or substantially all of the assets of the Company are sold) and the Employee's heirs, executors and legal representatives.

8.  Entire Agreement.

         This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto and cannot be modified, amended, waived or terminated, in whole or in part, except in writing signed by both parties.

9.  Right to Injunction.

         The Employee acknowledges and agrees that the services rendered and to be rendered to the Company by him are of a specialized and unique character and that irreparable and immediate damage will result to the Company if Employee fails to, refuses to or neglects to perform his agreements and obligations hereunder. In the event of such a failure, refusal or neglect by the Employee, the Company shall be entitled to injunctive relief or any other legal or equitable remedies including the recovery, by appropriate action, of the amount of the actual damage caused by the Company by any such failure, refusal or neglect by the Employee. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

10.  Miscellaneous.

                  (a) Amendments. No amendment, modification or waiver of any of the terms of this Agreement shall be valid unless made in writing and signed by the Employee and the Company.

                  (b) Successors in Interest. All provisions of this Agreement shall survive the termination or cessation of the Employee's employment with the Company and shall be binding upon and inure to the benefit of and be enforceable by and against the respective heirs, executors, administrators, personal representatives, successors and assigns of either of the parties to this Agreement.

                  (c) Waiver. The waiver by the Company of a breach of this Agreement by one party shall not operate or be construed as a waiver of any subsequent breach by either party.

                  (d) Severability. If any provision of this Agreement shall contravene any law or any particular state where the Employee shall perform services for the Company, then this Agreement shall be first construed to be limited in scope and duration so as to be enforceable in that state, and if still unenforceable, shall then be construed as if such provision is not contained herein.

                  (e) Governing Law. This Agreement shall be governed by the laws of the State of California without regard to the conflict of laws principles thereof.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, and by each party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                                        CIDCO INCORPORATED


                                                     By: /s/Paul G.Locklin
                                                         -----------------
                                                     Paul G. Locklin
                                                     ---------------------
                                                     Co-Chairman of the Board


                                                     /s/Daniel L. Eilers
                                                     ---------------------
                                                     Daniel L. Eilers